Exhibit 2

TERMINATION AGREEMENT

FOR

VOTING AND PROXY AGREEMENT

Reference is made to that certain Voting and Proxy Agreement (the “Agreement”), dated as of January 28, 2008, by and between Ramius LLC and its affiliated entities (collectively, “Ramius”) and Baldwin Enterprises, Inc. (“Baldwin”). Ramius and Baldwin hereby acknowledge and agree that the Agreement is hereby terminated as of the date hereof.

IN WITNESS WHEREOF, the undersigned have executed and delivered this agreement as of July 28, 2008.

BALDWIN ENTERPRISES, INC.

/s/ Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President

RAMIUS LLC

/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory